                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                                 BIG CITY RADIO, INC.


                             (Pursuant to Section 245 of
                the General Corporation Law of the State of Delaware)


    The undersigned President and Chief Executive Officer of Big City Radio, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certify as follows:

FIRST:   The Corporation's present name is Big City Radio, Inc.

SECOND: The Corporation was originally incorporated under the name of K Broadcasting, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 2, 1994. A Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital was filed with the Secretary of State of the State of Delaware on August 29, 1994. A Certificate of Merger of Q Broadcasting Inc. and the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1996. A Certificate of Amendment to the Certificate of Incorporation changing the name of the Corporation from Odyssey Communications, Inc. to Big City Radio, Inc. was filed with the Secretary of State of the State of Delaware on December 2, 1997.

THIRD: This Amended and Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of the Corporation, as heretofore amended and now in effect.

FOURTH: This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware to read as follows:

         1.   NAME.  The name of the corporation is Big City Radio, Inc.

         2. ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office in the State of Delaware is 1013 Center Road, Wilmington, Delaware 19805; and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         3. PURPOSES. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

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                                                                               2

         4.   CAPITALIZATION.

              4.1 AUTHORIZED CAPITAL STOCK. The total number of shares of stock that the Corporation shall have the authority to issue is One Hundred and Twenty Million (120,000,000) shares, consisting of (a) Eighty Million (80,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) Twenty Million (20,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and
(c) Twenty Million (20,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the "Common Stock." Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation, each share of Common Stock of the Corporation, par value $.01 per share, that is issued and outstanding immediately prior to such effectiveness shall be changed into and reclassified as Seven Thousand Six Hundred and Ten (7,610) shares of Class A Common Stock (the "Reclassification"). Immediately upon completion of the Reclassification, each share of Class A Common Stock that is owned of record by Stuart Subotnick or Anita Subotnick shall be exchanged for one (1) share of Class B Common Stock. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.

              4.2 TERMS OF COMMON STOCK. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

                   (a) VOTING RIGHTS. The holders of shares of Common Stock shall have the following voting rights:

                        (i) Each share of Class A Common Stock shall entitle the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

                        (ii) Each share of Class B Common Stock shall entitle the holder thereof to ten votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

                        (iii) Except for the election and the removal of directors described below, and as otherwise required by applicable law, the holders of shares of Common Stock shall vote together as one class on all

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                                                                              3

    matters submitted to a vote of stockholders of the Corporation (or, except for the election or the removal of directors entitled to be elected by the holders of Common Stock described below, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

                        (iv) With respect to the annual election of directors, the holders of Class B Common Stock shall be entitled, as a separate class, to elect the number of directors nominated by the Class B Nominating Committee (as defined in the Corporation's Amended and Restated Bylaws (the "Bylaws")) determined by multiplying the total number of directorships of the Corporation by .75, and rounding up any reminder. The holders of Class A Common Stock and any holders of any series of Preferred Stock, if entitled to vote for directors, shall be entitled, as a separate class, to vote for any remaining directorships, such directors to be nominated by the Class A Nominating Committee (as defined in the Corporation's Bylaws).

                        (v) Directors may be removed, with or without cause, only by the holders of the class or classes of Common Stock or series of Preferred Stock that, as of the date such removal is effected, would be entitled to elect such directorship at the next annual meeting of stockholders. Vacancies in a directorship may be filled only by (a) the remaining directors elected by holders of each class of Common Stock or series of Preferred Stock that (x) elected such directorship and (y) as of the date such vacancy is filled, would be entitled to elect such directorship at the next annual meeting of stockholders or, (b) if there are no such remaining directors, then by the vote of the holders of the class or classes of Common Stock or series of Preferred Stock that, as of the date such vacancy is filled, would be entitled to elect such directorship at the next annual meeting of stockholders, voting as a separate class at a meeting, special or otherwise, of the holders of Common Stock of such class or classes or series of Preferred Stock.

                   (b) DIVIDENDS AND DISTRIBUTIONS. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the "Board of Directors") from time to time out of assets or funds of the Corporation legally available therefor; provided, that, subject to the provisions of this Section 4.2(b), the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Company makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock,

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                                                                              4

including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of either Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the Common Stock, is payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number. In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly-owned subsidiary of the Corporation, the Corporation shall declare and pay such dividends in three separate classes of such voting securities, identical in all respects, except that (i) the voting rights of each such security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, (ii) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership then applicable to the transfer and ownership of the Class B Common Stock and (iii) with respect only to dividends or other distributions of voting securities of any corporation which is a wholly-owned subsidiary of the Corporation, the respective voting rights of each such security paid to holders of Class A Common Stock and Class B Common Stock with respect to the election of directors shall otherwise be as comparable as is practicable to those of the Class A Common Stock and Class B Common Stock, respectively. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly-owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that (i) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class B Common Stock and (ii) such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership then applicable to the transfer and ownership of the Class B Common Stock.

                   (c)  CONVERSION RIGHTS OF CLASS B COMMON STOCK.

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                                                                              5

                        (i) Each holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Class B Common Stock on a one-for-one basis, into the same number of fully paid and nonassessable shares of Class A Common Stock. Such right shall be exercised by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent for the Common Stock (the "Transfer Agent"), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 4.2(c)(v) of this Amended and Restated Certificate of Incorporation.

                        (ii) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Section 4.2(c)(i) and the payment in cash of any amount required by the provisions of Section 4.2(c)(v), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the receipt by the Corporation or the Transfer Agent, as the case may be, of the certificate or certificates representing shares of Class B Common Stock. Upon the date any such conversion is made or effected, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificates or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment, if any, under Section 4.2(c)(v) occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
 .
                        (iii) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock

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                                                                              6

    shall be entitled to receive upon conversion of such shares the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share of Class B Common Stock on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date and will be deemed to have waived the right to receive any dividend or other distribution on shares of Class A Common Stock with a record date for the payment of such dividend or other distribution that is prior to such conversion.

                        (iv) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common stock may be issued upon conversion of a share of Class B Common Stock, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be validly issued, fully paid and nonassessable.

                        (v) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or

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                                                                              7

    persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                        (vi) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Sections 4.2(b) and 4.2(d) of this Amended and Restated Certificate of Incorporation.

                   (d) STOCK SPLITS. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

                   (e)  OPTIONS, RIGHTS OR WARRANTS.


                        (i) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. If the Corporation makes an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than Class B Common Stock) to all holders of a class of Common Stock then the Corporation shall simultaneously make an identical offering to all holders of the other classes of Common Stock (other than to any class of Common Stock the holders of which, voting as a separate class, determine that such offering need not be made to such class). All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

                        (ii) Subject to Sections 4.2(c)(iii) and 4.2(e)(i) of this Amended and Restated Certificate of Incorporation, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

                   (f) MERGERS, CONSOLIDATION, ETC. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event the shares of each class of Common Stock shall be exchanged for or changed into (1) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein or (2) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share of Common Stock of such class having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed.

                   (g) LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.

                   (h) NO PREEMPTIVE RIGHTS. Except as provided in Section 4.2(e) of this Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

                   (i)  TRANSFER OF CLASS B COMMON STOCK.

                        (i) No person may, directly or indirectly, sell (whether by involuntary or judicial sale or otherwise), assign, transfer, grant a security interest in, pledge, encumber, hypothecate, give (by bequest, gift or appointment) or otherwise (voluntarily or by operation of law) dispose of (collectively, "Transfer") any interest in his, her or its shares of Class B Common Stock or in any shares of Class B Common Stock held by such person for the benefit of or on the behalf of another person, it being understood that the term Transfer shall not include the power to vote or provide a consent with respect to his, her or its shares of Class B Common Stock by proxy or otherwise, and the Corporation and the Transfer Agent,

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                                                                              9

    shall not register the Transfer of such shares of Class B Common Stock, except to the Corporation or a Class B Permitted Holder (as defined below); provided, however, such restrictions on transfer shall not apply to a merger, consolidation or business combination of the Corporation with or into another corporation pursuant to which all of the outstanding shares of each class of Common Stock and Preferred Stock of the Company is being acquired. Any transfer of Class B Common Stock in violation of this
    Section 4.2(i) shall be null and void AB INITIO, and the Corporation shall not register such Transfer. For the purposes of this Article Four, a
    "Class B Permitted Holder" shall include only the following persons: (i) Stuart Subotnick, Anita Subotnick and their respective estates, guardians, conservators or committees; (ii) each descendant of Stuart Subotnick or Anita Subotnick (a "Subotnick Descendant") and their respective estates, guardians, conservators or committees; (iii) each Subotnick Family Controlled Entity (as defined below); and (iv) the trustees, in their respective capacities as such, of each Subotnick Family Trust (as defined below). The term "Subotnick Family Controlled Entity" means (i) any not-
for-profit corporation if at least a majority of its board of directors is composed of Stuart Subotnick, Anita Subotnick and/or Subotnick Descendants;
(ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Class B Permitted Holders; (iii) any partnership if at least a majority of the economic interest of its partnership interests is owned by Class B Permitted Holders; and (iv) any limited liability or similar company if at least a majority of the economic interest of the company is owned
by Class B Permitted Holders.   The term "Subotnick Family Trust" includes
trusts the primary beneficiaries of which are Stuart Subotnick, Anita Subotnick, Subotnick Descendants, Stuart or Anita Subotnick's siblings, spouses of Subotnick Descendants and their respective estates, guardians, conservators or committees and/or charitable organizations (collectively, "Subotnick Beneficiaries"). For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Subotnick Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Subotnick Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 50% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, on the date hereof or from time to time as in effect, for use in ascertaining the value of certain interests shall be used in determining a beneficiary's actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Subotnick Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Subotnick Descendant, shall be deemed to be zero.

                        (ii) Notwithstanding anything to the contrary set forth herein, any Class B Permitted Holder may pledge his, her or its shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, that, such shares shall remain subject to the provisions of this Section 4.2(i). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Class B Permitted Holder or converted into shares of Class A Common Stock, as the pledgee may elect.

                        (iii)   For purposes of this Section 4.2(i):

                             (1)  the relationship of any person that is
         derived by or through legal adoption shall be considered a natural relationship;

                             (2) a minor who is a descendant of Stuart or Anita Subotnick and for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Permitted Holder and the custodian who is the record holder of such shares shall not be considered the Class B Permitted Holder of such shares;

                             (3) an incompetent stockholder who is a Class B Permitted Holder but whose shares are owned or held by a guardian or conservator shall be considered a Class B Permitted Holder of such shares and such guardian or conservator who is the holder of such shares shall not be considered the Class B Permitted Holder of such shares;

                             (4) unless otherwise specified, the term "person" means and includes natural persons, corporations, partnerships (general or limited), unincorporated associations, firms, joint ventures, trusts, limited liability companies and all other entities; and

                             (5) except as provided in clauses (2) and (3) above, for purposes of determining whether the holder of shares of Class B Common Stock is a Class B Permitted Holder, the record holder of such share shall be considered the holder; provided, however, that if such record holder is a nominee, the holder for purposes of determining whether the holder of shares of Class B Common Stock is a Class B Permitted Holder shall be the first person in the chain of ownership of such share of Class B Common Stock who is not holding such share solely as a nominee.

                   (j) CERTAIN AUTOMATIC CONVERSIONS OF CLASS B COMMON STOCK. Subject to Section 4.2(i) of this Amended and Restated Certificate of Incorporation, at such time as a person ceases to be a Class B Permitted Holder, any and all shares of Class B Common Stock held by such person at such time shall automatically convert prior to the close of business on the date such person ceases to be a Class B Permitted Holder into shares of Class A Common Stock, PROVIDED THAT, no conversion shall occur upon the pledge of a Class B Permitted Holder's share of Class B Common Stock to a financial institution as contemplated by and pursuant to Section 4.2(i)(ii) of this Amended and Restated Certificate of Incorporation.

                   (k) RESTRICTIONS ON ISSUANCE. The Corporation shall not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible, exchangeable or exercisable into shares of Class B Common Stock to any person who is not a Class B Permitted Holder. Any issuance or sale of shares of Class B Common Stock (or securities convertible into, or exchangeable or exercisable for, shares of Class B Common Stock) in violation of this
Section 4.2(k) shall be null and void AB INITIO.

                   4.3 PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not canceled of any and all series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:
(a) may have such voting powers, full or limited, or may be without voting powers; provided, however, that, unless holders of at least seventy-five percent (75%) of the outstanding shares of Class B Common Stock have approved the issuance of such shares of Preferred Stock, the Board of Directors may not issue any shares of Preferred Stock that have the right (i) to vote for the election of directors under ordinary circumstances, or (ii) under any circumstances to elect twenty-five percent (25%) or more of the directors of the Corporation after giving effect to the directorships filled by the holders of such shares of Preferred Stock; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the

Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of such series of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made depended upon facts ascertainable outside of the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Section 4.3, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock. Notwithstanding anything herein to the contrary, in no event shall any series of shares of Preferred Stock be entitled to vote together with any class of Common Stock with respect to the election of any directors entitled to be elected by such class of Common Stock pursuant to
Section 4.2(a)(iv).

                   4.4  REDEMPTION.   Notwithstanding any provision of this
Amended and Restated Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock meeting prescribed qualifications and/or
restrictions.   The terms and conditions of such redemption shall be as follows:

                   (a) The redemption price of the shares to be redeemed pursuant to this Section 4.4 shall be determined by the Board of Directors and shall be at least equal to the lesser of (i) the Fair Market Value (as defined below) or (ii) if such stock was purchased by such Disqualified Holder (as defined below) within one year of the Redemption Date (as defined below), such Disqualified Holder's purchase price for such shares;

                   (b) The redemption price of such shares may be paid in cash, Redemption Securities (as defined below) or any combination thereof;

                   (c) If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner reasonably determined by the Board of Directors;

                   (d) At least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

                   (e) From and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                   (f) Such other terms and conditions as the Board of Directors shall reasonably determine.

                   For purposes of this Section 4.4:

                        (i) "Disqualified Holder" shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may reasonably result, in the judgement of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

                        (ii) "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average Closing Price for such a share for each of the 15 most recent days on which shares of stock of such class or series shall have been traded on a national securities exchange or nationally recognized over-the-counter market preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Section 4.4; provided, however, that if shares of stock of such class or series are not then traded on any national securities exchange or nationally recognized over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotations for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors.

                        (iii) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.4.

                        (iv) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this
    Section 4.4, at least equal to the price required to be paid pursuant to paragraph (a) of this Section 4.4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

         5.   BOARD OF DIRECTORS.

              5.1 NUMBER OF DIRECTORS. Initially, the number of Directors shall be fixed at eight (8), consisting of six (6) directors to be designated by the holders of Class B Common Stock and two (2) directors to be designated by the holders of Class A Common Stock, and such number of Directors may be changed from time to time by action of the stockholders or by action of the Board of Directors. The members of the Board of Directors to be designated by the holders of

Class A Common Stock and Class B Common Stock, as the case may be, on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State shall be determined by the Board of Directors by resolution. Any vacancies shall be filed in accordance with the provisions of Section 4.2(a)(v) of this Amended and Restated Certificate of Incorporation. The use of the phrase "Entire Board" refers to the total number of directors in office, whether or not present at a meeting of the Board of Directors, but disregarding vacancies.

              5.2 POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and this Amended and Restated Certificate of Incorporation and the Bylaws. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

                   (a) subject to Section 8 of this Amended and Restated Certificate of Incorporation, adopt, amend, alter, change or repeal the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Corporation that would have been valid if such new Bylaws had not been adopted;

                   (b) subject to the Bylaws as from time to time in effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board of Directors' meetings, as well as other notice requirements for, and the manner of taking, Board of Directors action; and

                   (c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Amended and Restated Certificate of Incorporation and the Bylaws.

         6.   LIABILITY OF DIRECTORS.

              6.1 LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

              6.2 AMENDMENTS. Any repeal or modification of Section 6.1 hereof by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         7.   INDEMNIFICATION.

              7.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this
Section 7.

              7.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

              7.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

              7.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

              7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the Bylaws or under Section 145 of the General Corporation Law or any other provision of law.

              7.6 The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 7 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

              7.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

              7.8 Any director or officer of the Corporation serving in any capacity in an Other Entity shall be deemed to be doing so at the request of the Corporation.

              7.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         8. ADOPTION, AMENDMENT AND/OR REPEAL OF BYLAWS. The Board of Directors may from time to time adopt, amend, alter, change or repeal the Bylaws as set forth under Section 5.2(a) of this Amended and Restated Certificate of Incorporation; PROVIDED, HOWEVER, that any Bylaws adopted, amended, altered or changed by the Board of Directors may be amended, altered, changed or repealed, and any Bylaws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

         9. SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of stockholders for any purpose may be called at any time by the Chairman, Vice Chairman of the Board of Directors, by the President of the Corporation or by the holders of at least thirty-three percent (33%) of the voting power of the outstanding shares of Common Stock. Special meetings of stockholders shall be held at such place or places within or without the State of Delaware and shall from time to time be designated by the Board of Directors and stated in such notice of meeting. At a special meeting of stockholders no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

         10.  AMENDMENT AND/OR REPEAL OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION.   From time to time any of the provisions of this Amended and
Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and this Amended and Restated Certificate of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this
Section 10.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which was duly approved pursuant to resolutions set forth in unanimous written consents adopted by the Board of Directors of the Corporation and the holders of all of the outstanding shares of stock of the Corporation in accordance with the requirements of Sections 228, 242 and 245 of the General Corporation Law, has been executed by Michael Kakoyiannis, acting in his capacity as President and Chief Executive Officer for the Corporation, this __th day of December, 1997.


                   BIG CITY RADIO, INC.



                   By:
                       ----------------------------------------
                        Name: Michael Kakoyiannis
                        Title: President and Chief Executive Officer